Exhibit 3.73

LIMITED LIABILITY COMPANY AGREEMENT

of

CURTIS PALMER LLC

Dated as of September 28, 2007

TABLE OF CONTENTS

ARTICLE I

Introduction

TABLE OF CONTENTS

(continued)

Page

SECTION 4.06. Headings	5
SECTION 4.07. Third Party Beneficiaries	5

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CURTIS PALMER LLC, a Delaware limited liability company (the “Company”), dated as of September 28, 2007. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Section 1.11.

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on September 28, 2007, effective upon the conversion of Curtis Palmer Inc., a Delaware corporation (the “Converting Corporation”), from a corporation to a limited liability company; and

WHEREAS, pursuant to the provisions of the Act and the Delaware General Corporation Law, as a consequence of the conversion of the Converting Corporation to the Company, all of the property of the Converting Corporation remains vested in the Company, all of the liabilities of the Converting Corporation remain attached to the Company, and the property and liabilities of the Converting Corporation are not deemed, as a consequence of the conversion of the Converting Corporation, to have been transferred to the Company for any purpose under the laws of the State of Delaware.

NOW, THEREFORE, the Member hereby adopts the following as the “Limited Liability Agreement” of the Company within the meaning of the Act:

ARTICLE I

Introduction

SECTION 1.01. Name. The name of the Company is Curtis Palmer LLC.

SECTION 1.02. Registered Agent and Office. The registered agent for service of process is The Corporation Trust Company, and the mailing address for the registered office of the Company in the State of Delaware is in care of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Member.

SECTION 1.03. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

SECTION 1.04. Liability of the Member. (a) The Member shall not have any personal liability for the debts, obligations or liabilities of the Company, except to the extent expressly provided in the Act.

(b) No “Covered Person” (as hereinafter defined) shall be liable to the Company or any other Covered Person for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except for any act taken by the Member purporting to bind the Company that has not been authorized pursuant to this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, such Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person, to the maximum extent permitted by applicable law.

(d) To the maximum extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, liability, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company; provided, however, that any indemnity under this Section 1.04(d) shall be provided out of and to the extent of the Company’s assets only, and no Covered Person shall have any personal liability on account thereof. To the maximum extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding subject to recapture by the Company following a later determination that such Covered Person was not entitled to indemnification hereunder.

SECTION 1.05. Management. The Company shall be managed by a board of managers appointed by the Member (the “Board of Managers”). The Board of Managers shall at all times consist of three members appointed by the Member. The vote of each member of the Board of Managers shall have equal weight. At all times, at least two members of the Board of Managers shall be residents of the United States..

SECTION 1.06. Board of Managers Meetings; Location. Regular meetings of the Board of Managers shall be held at least annually in the United States. Special meetings may be called by any two members of the Board of Managers, upon seven days’ written notice, and shall be held in the United States.

SECTION 1.07. Quorum; Approval. The presence in person of at least two members of the Board of Managers shall constitute a quorum for the transaction of business at a Board of Managers meeting. The majority vote of all members present at a meeting with a quorum present shall govern all of the Board of Managers’ actions and constitute approval of the Board of Managers.

SECTION 1.08. Board of Managers Authority. The Board of Managers shall have full, exclusive and complete discretion in the management and control of the business of the Company for the purposes herein stated and, subject to the terms hereof, shall make all decisions affecting the business of the Company and may take such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. In connection with such management and control, each member of the Board of Managers shall have the power and

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authority to do or cause to be done any and all acts deemed by the Board of Managers to be necessary or appropriate to carry out the purposes of the Company, provided that all business activities of the Company, including but not limited to the execution of contracts on behalf of the Company and the declaration of distributions with respect to partnership interests, shall be conducted in the United States.

SECTION 1.09. Minutes of Meetings. Minutes of each meeting of the Board of Managers, including the location and date of the meeting, shall be prepared and shall be kept as records of the Company. Copies of the minutes shall be furnished to each member of the Board of Managers within thirty (30) days after such meetings. The minutes, when signed by all members of the Board of Managers, shall be the official record of the decisions made by the Board of Managers.

SECTION 1.10. Reliance. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member and the members of the Board of Managers herein set forth.

SECTION 1.11. Certain Definitions. As used in this Agreement:

“Covered Person” shall mean the Member, any manager, or any affiliate or trustee thereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

ARTICLE II

Common Shares

SECTION 2.01. Authorized Shares: Classification of Interests. The sole stockholder of the Converting Corporation shall be admitted as the sole Member of the Company and shall hold 81 of the common shares of the Company (the “Common Shares”), converted from an equal number of shares of common stock of the Converting Corporation held by such stockholder immediately prior to formation of the Company. The total number of common shares that the Company shall have the authority to issue is 3,000.

SECTION 2.02. Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

SECTION 2.03. Voting Matters. Any action permitted or required to be taken by the Member or the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the Member or the members of the Board of Managers, as the case may be.

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ARTICLE III

Certain Other Matters

SECTION 3.01. Books and Records. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Such books of account, together with a copy of this Agreement and the certificate of formation of the Company, as amended or restated from time to time, shall at all times be maintained at the principal place of business of the Company in the United States.

SECTION 3.02. Dissolution. The Company shall dissolve upon the first to occur of the following: (a) the decision of the Member to dissolve the Company, (b) the occurrence of any event described in Section 18-304 of the Act, subject to the grace periods specified in Section 18-304(2) of the Act and (c) the entry of a decree of dissolution under Section 18-802 of the Act The Company shall terminate when all its assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in Section 3.03, and the certificate of formation of the Company, as amended or restated from time to time, shall have been canceled in the manner required by the Act.

SECTION 3.03. Liquidation. (a) Following dissolution pursuant to Section 3.02, all the business and affairs of the Company will be liquidated and wound up. The Member shall approve one or more liquidators to act as the liquidator in carrying out such liquidation.

(b) The proceeds of the liquidation of the Company will be distributed (i) first, to creditors of the Company (including the Member, if it is then a creditor of the Company), to the extent otherwise permitted by law in satisfaction of all the Company’s debts and liabilities (whether by payment or by making reasonable provision for payment thereof), and (ii) second, to the Member.

SECTION 3.04. Resignation. The Member may not resign from the Company other than by transferring all its Common Shares.

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. Name and Address of Sole Member. The name and address of the sole member of the Company is as follows:

EPCOR Power Enterprises LLC

c/o Primary Energy Ventures LLC

2000 York Road, Suite 129

Oak Brook, IL 60523

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SECTION 4.02. Governing Law. This Agreement shall be construed by, subject to and governed in accordance with the internal laws of the State of Delaware without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of the State of Delaware. This Agreement shall be construed in accordance with Section 18-1101 of the Act.

SECTION 4.03. Successors and Assigns. This Agreement shall be binding upon the Company, the Member and their respective heirs, executors, administrators and permitted successors and assigns.

SECTION 4.04. Amendments: Waivers. This Agreement may be amended or waived from time to time by an instrument in writing signed by the Member.

SECTION 4.05. Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

SECTION 4.06. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

SECTION 4.07. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member; provided, however, that Section 1.04 shall benefit Covered Persons.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

EPCOR POWER ENTERPRISES LLC

By:	/s/ William Wright
	Name:	William Wright
	Title:	Assistant Corporate Secretary

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF CURTIS PALMER LLC]